SARATOGA ADVANTAGE TRUST

                              Amended and Restated
                               Multiple Class Plan
                             Pursuant to Rule 18f-3

Introduction

     This plan (the "Plan") is adopted pursuant to Rule 18f-3(d) of the Investment Company Act of 1940, as amended (the "1940 Act"), and will be effective as of _____________ (the "Effective Date"). The Plan relates to shares of Saratoga Advantage Trust (the "Trust"). Each separate portfolio of the Trust is referred to herein as a Fund (collectively, the "Funds"). The Funds are distributed pursuant to a system (the "Multiple Class System") in which each class of shares (each, a "Class" and collectively, the "Classes") of a Fund represents a pro rata interest in the same portfolio of investments of the Fund and differs only to the extent outlined below.

I.   Distribution Arrangements

     One or more Classes of shares of the Funds are offered for purchase by investors with the sales load structures described below. In addition, pursuant to Rule 12b-1 under the 1940 Act, the Funds have each adopted a Plan of Distribution (the "12b-1 Plan") under which shares of certain Classes are subject to the service and/or distribution fees ("12b-1 fees") described below.

     1.   Class I Shares

     Class I shares are offered at net asset value per share without the imposition of any sales charge. All shares of the Funds held prior to the Effective Date have been designated as Class I shares.

     2.   Class A Shares

     Class A shares are offered by the Health & Biotechnology Portfolio, Technology & Communications Portfolio, Financial Services Portfolio, Energy & Basic Materials Portfolio, and Mid-Capitalization Portfolio at net asset value with the following front end sales charges ("FESC") based on the amount of purchase:


          Less than $50,000                              5.75%
          ----------------------------------------------------------------------
          $50,000 but less than $100,000                 4.50%
          ----------------------------------------------------------------------
          $100,000 but less than $250,000                3.50%
          ----------------------------------------------------------------------
          $250,000 but less than $500,000                2.50%
          ----------------------------------------------------------------------
          $500,000 but less than  $1,000,000             2.00%
          ----------------------------------------------------------------------
          $1,000,000 or more                             None, unless there is a
                                                         redemption within 1
                                                         year of purchase in
                                                         which case
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                                                         there is a 1%
                                                         contingent deferred
                                                         sales charge ("CDSC")
                                                         unless the redemption
                                                         proceeds are invested
                                                         back into the Funds
                                                         within 90 days, or you
                                                         were involuntarily
                                                         redeemed.

     Class A shares are also subject to a distribution fee pursuant to a 12b-1 Plan, assessed at the annual rate of up to 0.40% of the average daily net assets of Class A.

     3.   Class B Shares

     Class B shares are offered without a FESC but will in most cases be subject to a six-year declining CDSC which is calculated in the manner set forth in paragraph 5 below. Class B shares are also subject to a fee under each Fund's respective 12b-1 Plan, assessed at the annual rate of up to 1.0% of the average daily net assets of Class B. A portion of the 12b-1 fee equal to up to 0.25% of the Fund's average daily net assets is characterized as a service fee within the meaning of the NASD guidelines and the remaining portion of the 12b-1 fee, if any, is characterized as an asset-based sales charge. Also, Class B shares have a conversion feature ("Conversion Feature") under which such shares convert to Class N shares after a certain holding period. Details of the Conversion Feature are set forth in Section III below.

     4.   Class C Shares

     Class C shares are offered without imposition of a FESC, but will in most cases be subject to a CDSC of 1.0% on redemptions made within one year after purchase. Further information relating to the CDSC is set forth in paragraph 5 below. In addition, Class C shares, under each Fund's 12b-1 Plan, are subject to 12b-1 payments, assessed at the annual rate of up to 1.0% of the average daily net assets of the Class. A portion of the 12b-1 fee equal to up to 0.25% of the Fund's average daily net assets is characterized as a service fee within the meaning of NASD guidelines. Unlike Class B shares, Class C shares do not have the Conversion Feature.

     5.   Additional Class of Shares

     The Boards of Directors/Trustees of the Funds have the authority to create additional Classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 under the 1940 Act.

     6.   Calculation of the CDSC

     Any applicable CDSC is calculated based upon the lesser of net asset value of the shares at the time of purchase or at the time of redemption. The CDSC does not apply to amounts representing an increase in share value due to capital appreciation and shares acquired through the reinvestment of dividends or capital gains distributions. The CDSC schedule applicable to a Fund and the circumstances in which the CDSC is subject to waiver are set forth in each Fund's prospectus.

II.  Expense Allocations


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     Expenses incurred by a Fund are allocated among the various Classes of shares pro rata based on the net assets of the Fund attributable to each Class, except that 12b-1 fees relating to a particular Class are allocated directly to that Class. In addition, other expenses associated with a particular Class (except advisory or custodial fees), may be allocated directly to that Class, provided that such expenses are reasonably identified as specifically attributable to that Class, and the direct allocation to that Class is approved by the Fund's Board of Director/Trustees.

III. The Conversion Feature

     Class B shares of each Fund will automatically convert to Class I shares, based on the relative net asset values of the shares of the two Classes on the conversion date, which will be approximately 8 (eight) years after the date of the original purchase. Conversions will be effected once a month. The eight year period will be calculated from the last day of the month in which the shares were purchased or, in the case of Class B shares acquired through an exchange or a series of exchanges, from the last day of the month in which the original Class B shares were purchased. There will also be converted at that time such proportion of Class B shares acquired through automatic reinvestment of dividends owned by the shareholder as the total number of his or her Class B shares converting at the time bears to the total number of outstanding Class B shares purchased by and owned by the shareholder.

     Effectiveness of the Conversion Feature is subject to the continuing availability of a ruling of the Internal Revenue Service or an opinion of counsel to the effect that (i) the conversion of shares does not constitute a taxable event under the Code; (ii) Class I shares received on conversion will have a basis equal to the shareholder's basis in the converted Class B shares immediately prior to the conversion; and (iii) Class I shares received on conversion will have a holding period that includes the holding period of the converted Class B shares. The Conversion Feature may be suspended if the Ruling or opinion is no longer available. In such event, Class B shares would continue to be subject to Class B fees under the applicable Fund's 12b-1 Plan.

II.  Exchange Privileges

     Shares of each Class may be exchanged for shares of the same Class of the other Funds that offer that Class. The exchange privilege of each Fund may be terminated or revised at any time by the Fund upon such notice as may be required by applicable regulatory agencies as described in each Fund's prospectus.

II.  Voting

     Each Class shall have exclusive voting rights on any matter that relates solely to its 12b-1 Plan, except that Class B shareholders will have the right to vote on any proposed material increase in Class I's expenses, including payments under a Class I 12b-1 Plan, if such proposal is submitted separately to Class I shareholders. If the amount of expenses, including payments under the Class I 12b-1 Plan, is increased materially without the approval of Class B shareholders, the Fund will establish a new Class I for Class B shareholders whose shares automatically convert on the same terms as applied to Class I before the increase. In addition,


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

each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.


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